EXHIBIT 3

                           ADVENT INVESTMENTS PTE LTD

                                                               September 9, 2009

By Facsimile: +972 3 930 9424
Scailex Corporation Ltd.
48 Ben Zion Galis St,
Segula Industrial Park,
PETACH TIKVA, ISRAEL 49277
Attn.: CEO

Dear Sir,

            Re: PARTNER COMMUNICATIONS COMPANY LTD. (THE "COMPANY")

Reference is hereby made to that certain Share Purchase Agreement, dated August 12, 2009 (the "SPA"), by and between Scailex Corporation Ltd. ("SCAILEX") and Advent Investments Pte Ltd ("ADVENT"). Terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the SPA.

This letter confirms:

1.      The Parties' agreement and understanding that in accordance with Section
        8.6 of the SPA, and, unless otherwise expressly specified below, with effect from the date hereof, the SPA is amended as follows:

        (a) The second sentence of Section 2.4(c) is hereby deleted in its entirety and replaced with the following:

                "Subject to the Purchaser providing the Seller with the details of the Purchaser Directors, the Seller shall use commercially reasonable efforts to: (x) propose that on, or not earlier than five (5) Business Days prior to, the Closing Date, the Board adopts a resolution that the Purchaser Directors shall be appointed to serve on the Board immediately after the Closing; and (y) call a meeting of the shareholders of the Company ("EGM") for the adoption of a resolution to appoint the Purchaser Directors to serve on the Board after the Closing, upon receiving a written request of the Purchaser to be given on or after 23 October 2009 (or if the EGM which is expected to be held on or about 22 October, 2009 is adjourned for any reason, the date of such adjourned meeting) in the event Article 23.4 of the Articles of Association of the Company has not been amended by replacing the percentage "75%" therein with "a simple majority" (or a similar expression) by such date. In the event that the EGM is held prior to the Closing Date, then the Seller shall vote its shares in the Company in favour of such resolution. The obligations of the Seller hereunder shall not survive Closing."

        (b) The figure "US$12,000,000" in Section 5.1(d)(iv) is replaced with "US$6,500,000"; and

        (c)     Section 8.4(c) of the SPA is deleted in its entirety ab initio.


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2.      Your acknowledgement and acceptance that the Company intends to amend, and seek its shareholders' approval for amending, its Articles of Association as follows:

        (a) The word "approve" in the first sentence of Article 15.1.1 shall be replaced with the word "discuss".

        (b)     The following new Article 15.1.3 shall be added after Article
                15.1.2:

                "15.1.3 The Annual Meeting may discuss, and decide upon, any matter on the agenda of such meeting."

        (c) Article 15.2 shall be deleted in its entirety and replaced with the following:

                "General Meetings of the Shareholders of the Company which are not convened in accordance with the provisions of Article 15.1 above, shall be referred to as "Extraordinary Meetings". An Extraordinary Meeting shall discuss, and decide upon, any matter (other than those referred to in Article 15.1.1 or 15.1.2), for which the Extraordinary Meeting was convened."

        (d) Article 23.3.4 shall be deleted in its entirety and replaced with the following:

                "An elected external Director (DAHATZ) shall commence his term from the close of the General Meeting at which he is elected, unless a later date is stated in the resolution with respect to his appointment, and shall serve for the period stated in accordance with the provisions of the Companies Law, notwithstanding Article 23.3 above, unless his office becomes vacant earlier in accordance with the provisions of the Companies Law. A General Meeting may re-elect an external Director {DAHATZ) for additional term(s) as permitted by the Companies Law."

        (e) The percentage "75%" in Article 23.4 of the Articles of Association shall be replaced with the phrase "a simple majority".

We further note your consent and approval that the Company may amend its Articles of Associations as set forth in this letter, notwithstanding anything to the contrary contained in the SPA (including, without limitation, Section 5.1 of the SPA).

Please signify your acknowledgement and agreement to the above by signing the enclosed copy of this letter and returning it to us.

Yours faithfully,

For and on behalf of
ADVENT INVESTMENTS PTE LTD
-s- SIGNATURE
---------------------------

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Acknowledged and Agreed:

For and on behalf of
SCAILEX CORPORATION LTD.

-s- Yahal Shachar
-------------------------
Title: Yahal Shachar, CEO
Date: 9.9.09

cc:     1.      Gross, Kleinhendler, Hodak, Halevi, Greenberg & Co.
                One Azrieli Center, Tel-Aviv 67021, Israel
                Facsimile: + 972 3 691 4177
                Attn.: Rona Bergman Naveh, Adv.

        2.      Advent Investments Pte Ltd
                c/o 22/F, Hutchison House, 10 Harcourt Road, Hong Kong
                Facsimile: +852 2128 1778
                Attn.: The Company Secretary

        3.      Herzog, Fox & Neeman
                Asia House, 4 Weizmann Street, Tel Aviv 64239, Israel
                Facsimile: +972 3 696 6464
                Attn: Alan Sacks, Adv. & Ehud Sol, Adv.